INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  Micro Bio-Medical Waste Systems, Inc. (Formerly 20/20 Networks, Inc.) Woodland Hills, California

We have audited the accompanying balance sheet of Micro Bio-Medical Waste Systems, Inc. (Formerly 20/20 Networks, Inc.) as of December 31, 2003, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Micro Bio-Medical Waste Systems, Inc. (Formerly 20/20 Networks, Inc.) as of December 31, 2003, and the results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

April 19, 2004

                      Micro Bio-Medical Waste Systems, Inc.
                         (Formerly 20/20 Networks, Inc.)
                                  BALANCE SHEET
                                December 31, 2003

                                     ASSETS

Assets                                                          $        --
                                                                ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:

  Accounts payable                                              $   145,421
  Accounts payable - related party                                   27,606
                                                                -----------
    Total current liabilities                                       173,027

STOCKHOLDERS' DEFICIT:
  Common stock, $.001 par value, 500,000,000 shares
  authorized, 6,591,200 shares issued and outstanding                 6,591
Additional paid in capital                                        1,146,503
Accumulated deficit                                              (1,326,121)
                                                                -----------
  Total Stockholders' Deficit                                      (173,027)
                                                                -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                     $        --
                                                                ===========


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                      Micro Bio-Medical Waste Systems, Inc.
                         (Formerly 20/20 Networks, Inc.)
                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 2003 and 2002

                                          2003           2002
                                       -----------    -----------
Costs and Expenses:
  General and administrative           $   450,979    $    24,122
                                       -----------    -----------

Net loss                               $  (450,979)   $   (24,122)
                                       ===========    ===========

Net loss per share:
  Net loss basic and diluted           $     (0.13)   $     (0.06)
                                       ===========    ===========

Weighted average shares outstanding:
  Basic and diluted                      3,391,337        430,991
                                       ===========    ===========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                      Micro Bio-Medical Waste Systems, Inc.
                         (Formerly 20/20 Networks, Inc.)
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                     Years Ended December 31, 2003 and 2002


                                             Common stock
                                   -----------------------------       Additional paid       Accumulated
                                     Shares            Amount            in capital            deficit               Total
                                   ---------         -----------         -----------         -----------          -----------
Balance,
  December 31, 2001                  430,991         $       431         $   749,063         $  (851,020)         $  (101,526)

Net loss                                  --                  --                  --             (24,122)             (24,122)
                                   ---------         -----------         -----------         -----------          -----------
Balance,
  December 31, 2002                  430,991                 431             749,063            (875,142)            (125,648)

Issuance of common stock
  for services                     6,160,209               6,616             397,440                  --              403,600

Net loss                                  --                  --                  --            (450,979)            (450,979)
                                   ---------         -----------         -----------         -----------          -----------

Balance,
  December 31, 2003                6,591,200         $     6,591         $ 1,146,503         $(1,326,121)         $  (173,027)
                                   =========         ===========         ===========         ===========          ===========


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                      Micro Bio-Medical Waste Systems, Inc.
                         (Formerly 20/20 Networks, Inc.)
                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 2003 and 2002


                                                             2003               2002
                                                          ---------          ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                  $(450,979)         $ (24,122)
Adjustments to reconcile net deficit to cash used
  by operating activities:
    Common stock issued for services                        403,600
Net change in:
  Accounts payable                                           47,379             24,122
                                                          ---------          ---------
CASH FLOWS USED IN OPERATING ACTIVITIES                          --                 --
                                                          ---------          ---------
NET DECREASE IN CASH                                             --                 --
Cash, beginning of period                                        --                 --
                                                          ---------          ---------
Cash, end of period                                       $      --          $      --
                                                          =========          =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid                                           $      --          $      --
  Income taxes paid                                       $      --          $      --


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                      Micro Bio-Medical Waste Systems, Inc.
                         (Formerly 20/20 Networks, Inc.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of business

Micro Bio-Medical Waste Systems, Inc. (Formerly 20/20 Networks, Inc.) referred to as "Micro Bio-Medical" was incorporated in August 1995 in Nevada. Micro Bio-Medical is in the business of managing and acquiring subsidiary corporations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Micro Bio-Medical record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Recent Accounting Pronouncements

Micro Bio-Medical does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Micro Bio-Medical's results of operations, financial position or cash flow.

NOTE 2 - INCOME TAXES

For the years ended December 31, 2003 and 2002, Micro Bio-Medical has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $500,000 at December 31, 2003, and will expire in the years 2018 through 2023.

Deferred income taxes consist of the following at December 31:

                                2003               2002
                              ---------          ---------
Long-term:

  Deferred tax assets         $ 170,000          $ 150,000
  Valuation allowance          (170,000)          (150,000)
                              ---------          ---------
                              $      --          $      --
                              =========          =========

NOTE 3 - COMMON STOCK

Common Stock - The initial authorized common stock of Micro Bio-Medical consisted of 500,000,000 shares $.001 par value. In 2003, the State of Nevada approved the Company's restated articles of incorporation which increased the authorized shares of common stock from 100,000,000 common shares to 500,000,000 common shares.

In 2003, Micro Bio-Medical issued 6,160,209 shares of common stock for public relations, merger and financial consulting services. The common shares were value at the market price at the time of issuance.

NOTE 4 - RELATED PARTY TRANSACTIONS

Micro Bio-Medical neither owns nor leases any real or personal property. An officer has provided office services without charge. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future. If a specific business opportunity becomes available, such persons may face a conflict of interest.

5,000,000 shares of common stock were issued to an affiliated entity and majority shareholder for consulting services, see Note 3.